FILED
                                                               AUG 22 1994
                                                              LONNA R. HOOKS
                         CERTIFICATE OF AMENDMENT TO THE    Secretary of State

                          CERTIFICATE OF INCORPORATION

                               BY THE SHAREHOLDERS

                                       OF

                           ARC SLIDE TECHNOLOGIES LTD.

To:  The Secretary of State
     State of New Jersey

     THE UNDERSIGNED, for the purpose of amending the original Certificate of Incorporation, as amended, of the above-named corporation, does hereby adopt the following Certificate of Amendment, pursuant to the provisions of Section 14A:9-2(4), and Section 14A:9-4(3), corporations, General of the New Jersey Statutes.

     1. The name of the corporation is

                           ARC SLIDE TECHNOLOGIES LTD.

     2. The original certificate of Incorporation of the Corporation was filed on October 21, 1992.

     3. Article Third of the certificate of Incorporation is hereby amended to read as follows:

          THIRD: The aggregate number of shares which the corporation shall have the authority to issue is 10,000,000 common shares with $.01 par value.

     4. Article sixth of the Certificate of Incorporation is hereby amended to read as follows:

          SIXTH: No director or officer of the corporation shall be personally liable to the corporation or its shareholders for damages for breach of any duty owed to the corporation or its shareholders, except for liability for any breach of duty based upon an act or omission (a) in breach of such person's duty of loyalty to the corporation or its shareholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of an improper personal benefit.

          The corporation shall have the authority to indemnify any Corporate Agent against expenses, including attorney's fees, judgments, fines, and amounts paid in settlement, incurred in connection with any pending or threatened action, suit, or proceeding, with respect to which the Corporate Agent is a party, or is threatened to be made a party, to the full extent permitted by the New Jersey Business Corporation Act. The indemnification provided in this subparagraph shall not be deemed exclusive of any other right, including the right to be indemnified against liabilities and expenses incurred in proceedings by or in the right of the corporation, to which a Corporate Agent may be entitled under any by-law, agreement, vote of shareholders or disinterested Directors, or otherwise, both as to action in that Corporate Agent's official capacity and as to action in another capacity. However, no indemnification shall be made to any Corporate Agent if a judgment or other final adjudication establishes that the Corporate Agent engaged in conduct that (1) breached the duty of loyalty to the corporation or the shareholders, (2) was not undertaken in good faith, (3) involved a knowing violation of the law, or (4) resulted in the receipt by the Agent of an improper personal benefit. Conduct breaching the duty of loyalty is conduct that a person knows or believes to be contrary to the best interests of the corporation or its shareholders in connection with a matter in which he or she has a material conflict of interest. These indemnification rights shall insure to the benefit of the heirs, executors, and administrators of the Corporate Agent. The corporation shall have the power to purchase and maintain insurance on behalf of any Corporate Agent against any liability asserted against the Corporate Agent and incurred by the Corporate Agent in any capacity, arising out of the corporate Agent's status as a Corporate Agent, whether or not the corporation would have the power to indemnify the Corporate Agent against the liability under the foregoing provisions. A "Corporate Agent" of the corporation shall be any person who is or was a director, officer, employee, or agent of this corporation or of any constituent corporation absorbed by this corporation in a consolidation or merger, and other persons serving at the request of the corporation as a director, officer, trustee, employee, or agent of another corporation, association, partnership, joint venture, trust, or other enterprise.

     5. The foregoing amendment was adopted by the unanimous consent of the shareholders on August 1, 1994.

     6. The holders of all of the shares entitled to vote on this amendment have signed a consent in writing adopting this amendment.

Dated this 1st day of August, 1994.

                                                  ARC SLIDE TECHNOLOGIES LTD.


                                                  By: /s/ Steven H. Meyer
                                                      --------------------------
                                                      Steven H. Meyer
                                                         President